Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports

Fourth Quarter and Fiscal Year 2023 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – March 28, 2024 - CVD Equipment Corporation (NASDAQ: CVV), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2023.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “Fourth quarter 2023 revenue was $4.1 million, down significantly versus the prior year period, as our business continues to experience fluctuations in revenue given the nature of the emerging growth end markets we serve. While we are disappointed with both our fourth quarter and full year performance, we’ll stay the course on our strategy to return to consistent profitability, with a focus on growth and return on investment.”

Mr. Lakios added, “Our primary goal is to expand penetration of our equipment solutions into high power electronics, battery material, aerospace and industrial applications. To this end, I am very pleased to announce that we started off 2024 with several key new order wins. First, we successfully penetrated a second PVT equipment customer, with an evaluation order for our newly launched PVT200 system used to grow 200 mm silicon carbide crystals. This represents an important milestone for CVD, with potential follow-on production orders should our equipment effectively meet the customers’ needs. Second, we received a $10 million multisystem order for a SiC CVD coating reactor from an industrial customer, which will be used to deposit a silicon carbide protective coating on OEM components. We are encouraged by these orders, as we continue to make investments in both research and development and sales and marketing, including direct engagement with multiple potential customers, focused on our key markets.”

Fourth Quarter 2023 Financial Performance

●	Revenue of $4.1 million, down $3.1 million or 43.2% year over year primarily due to lower system revenues.
●	Gross profit margin percentage was a negative 8.5% due to a large contract that experienced significant cost overruns during the quarter.
●	Operating loss of $2.5 million.
●	Net loss of $2.3 million or $0.33 basic and diluted share, compared to a net income of $1.5 million or $0.23 per basic and diluted share during the prior year fourth quarter. Net income in 2022 included $1.5 million of other income related to the recognition of Employee Retention Credits related to fiscal 2021.
●	Cash and cash equivalents of $14.0 million as of December 31, 2023.

Full Year 2023 Financial Performance

●	Revenue of $24.1 million, down $1.7 million or 6.6% year over year primarily due to the disposition of Tantaline and the wind down of MesoScribe’s operations.
●	Our gross profit margin percentage was 21.0% in 2023 as compared to 25.7% in the prior year due to a large contract in 2023 that experienced significant cost overruns and other higher margin system contracts in 2022.

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●	Operating loss of $4.9 million.
●	Net loss of $4.2 million or $0.62 basic and diluted share, compared to a net loss of $0.2 million or $0.03 per basic and diluted share in the prior year. Net loss in 2022 included $1.5 million of other income related to the recognition of Employee Retention Credits.

Fourth Quarter 2023 Operational Performance

●	Orders for the fourth quarter were $5.8 million driven by continued demand in the aerospace sector and in our SDC segment for gas delivery equipment.
●	Received a $2.1 million system order in the aerospace sector that will be delivered over the next 12 months.
●	Received a $1.0 million order in our SDC segment for gas delivery equipment.
●	During the fourth quarter, we developed a plan to reduce our operating costs to be consistent with current customer demand. This resulted in a reduction in our work force in early January 2024. We continue to evaluate opportunities to reduce our operating costs.

Full Year 2023 Operational Performance

●	Booking of new orders from customers was $25.8 million, representing a decrease of approximately 22.1% compared to 2022 bookings of $33.1 million. The decline in bookings was related to large orders of PVT150 systems that were received in 2022.
●	Backlog as of December 31, 2023 of $18.4 million, an increase from $17.8 million from the prior year end.

The success of our PVT150 and PVT200 marketing efforts is dependent on the performance of our equipment in the field, overall market conditions, our customers’ ability to qualify their end product with their customers and our customers’ ability to obtain the funding necessary to purchase our equipment.

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or international (201) 389-0925. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13744891.

A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include high power electronics (silicon carbide), EV battery materials / energy storage (carbon nanotubes, graphene and silicon nanowires), aerospace & defense (ceramic matrix composites) and industrial applications. Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT systems; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

For further information about this topic please contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$4,111	$7,234	$24,109	$25,813
Cost of revenue	4,459	5,234	19,038	19,186
Gross profit	(348)	2,000	5,071	6,627
Operating expenses
Research and development	731	509	2,596	1,906
Selling	351	321	1,632	1,216
General and administrative and other	1,041	1,391	(2) 5,724	5,328
Total operating expenses	2,123	2,221	9,952	8,450
Operating loss	(2,471)	(221)	(4,881)	(1,823)
Net income (loss)	$(2,274)	$(1) 1,549	$(4,180)	$(224)
Basic and diluted income (loss) per share	$(0.33)	$0.23	$(0.62)	$(0.03)

(1) Net income for three months and year ended December 31, 2022 includes $1.5 million of other income related to recognition of Employee Retention Credits related to 2021.

(2) Year ended December 31, 2023 includes loss on sale of Tantaline subsidiary of $0.2 million and an impairment charge related to MesoScribe’s fixed assets of $0.1 million.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$14,025	$14,365
Accounts receivable, net	1,906	3,788
Contract assets	1,604	2,170
Inventories, net	4,454	2,538
Other current assets	852	797
Total current assets	22,841	23,658
Employee retention credit receivable	-	1,529
Property, plant and equipment, net	12,166	12,596
Intangible assets, net	9	119
Other assets	9	10
Total assets	$35,025	$37,912

Liabilities and Stockholders’ Equity
Current liabilities	$8,554	$8,164
Long-term debt, net of current portion	268	349
Total stockholders’ equity	26,203	29,399
Total liabilities and stockholders’ equity	$35,025	$37,912

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2023.

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